Press Contact: Drew Guthrie Manager, Communications and Media Relations Phone: 212-859-7002 Fax: 212-859-5893 drew.guthrie@assurant.com	Investor Relations: Melissa Kivett Senior Vice President Investor Relations Phone: 212-859-7029 Fax: 212-859-5893 melissa.kivett@assurant.com

FOR IMMEDIATE RELEASE

Assurant to Sell Equity Interest in

Private Health Care Systems, Inc.

New York -- August 31, 2006 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, announced today its decision to sell its equity interest in Private Health Care Systems, Inc. (PHCS) to New York-based MultiPlan, Inc.

MultiPlan, a healthcare financial risk manager, will acquire PHCS from Assurant and the two other majority shareholders in PHCS, Trustmark Mutual Holding Company and The Guardian Life Insurance Company of America. The transaction is expected to close by the end of the year pending regulatory approvals.

As part of the agreement, Assurant's health care customers will have long-term access to the PHCS and MultiPlan networks for defined access fees and with performance standards from PHCS and MultiPlan. With nearly 450,000 providers and over 4,000 facilities, PHCS serves more than 16 million lives. MultiPlan's network of over 4,000 hospitals, 90,000 ancillary care facilities and 700,000 practitioner locations is accessed by an estimated 27 million lives.

"The network strength of PHCS and MultiPlan will bring continued strong network availability and discounts to our customers, further improving our competitive position," said Rob Pollock, Assurant's president and chief executive officer. "As a leading specialty insurer we continue to be focused on increasing shareholder value and long-term profitable growth."

"This arrangement aligns us with a leading network services company which allows us to focus on our core individual medical business," said Don Hamm, Assurant Health's president and chief executive officer. "Assurant Health is committed to offering its customers unparalleled access to a large network of quality providers throughout the country. We believe the combined strength and experience of PHCS and MultiPlan will result in benefits for all involved -- broader provider access for our customers leading to more efficient health care spending."

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses--Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property--have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.

About Assurant Health

Assurant Health is a part of Assurant and has been in business since 1892. It is the brand name for products underwritten and issued by Time Insurance Company, John Alden Life Insurance Company and Union Security Insurance Company. Together, these three underwriting companies provide health insurance coverage for more than one million people nationwide. Each underwriting company is financially responsible for its own insurance products. Primary products include individual medical, small group, short-term and student health insurance products, consumer-choice products such as Health Savings Accounts and Health Reimbursement Arrangements, as well as non-insurance products. With almost 3,000 employees, Assurant Health is headquartered in Milwaukee, Wis., and has operations offices in Minnesota, Idaho and Florida, as well as sales offices across the country. The Assurant Health Web site is www.assuranthealth.com.